Exhibit 10.3

RESTRICTED STOCK UNIT ELECTION

TO: Chief Financial Officer, Cohu, Inc. (the “Company”)

FROM:

(the “Participant”)

By signing this Restricted Stock Unit Election (this “Election Form”), I hereby elect to defer the Settlement Date of my Restricted Stock Units that would otherwise be settled subject to the terms and conditions of the Company’s 2005 Equity Incentive Plan (the “Plan”) and the Notice of Grant of Restricted Stock Units and the Restricted Stock Unit Agreement (together, the “Agreement”). Capitalized terms not used but not defined in this Election Form are defined in the Plan or the Agreement. I understand that this Election Form is irrevocable once effective. The terms of this Election Form are as follows:

1. Plan Year to which Election applies. This Election Form applies to the following Plan Year (the “Election Period”):

[_] New Directors: The period commencing on the date of my initial appointment to the Board of Directors of the Company, which is:           , 20     , and ending on December 31 of that year.

[_] Plan Year: Fiscal year commencing                     .

This Election Form will terminate at the end of each Plan Year (unless voluntarily extended by me prior to the beginning of a new Plan Year by my timely submission of a new election form) or effective as of the day on which I either terminate Service or the Plan terminates. This Election Form and any future election forms may also be terminated, amended, or otherwise revised, at the Company’s discretion should it determine that the Restricted Stock Unit program should be so terminated, amended, or otherwise revised. Any termination, amendment, or other revision of this Election Form will be subject to Section 14.2 of the Plan (intended compliance with Section 409A of the Internal Revenue Code of 1986).

2. Restricted Stock Units Deferred. I elect to defer settlement of the following portion of my Restricted Stock Units Award made to me during the Election Period (must be at a minimum of at least 10% and may increase in 5% increments thereafter):

           %

3. Restricted Stock Units Deferral Elections. I hereby make the following elections with respect to the settlement of my vested Restricted Stock Units that will be payable in a single lump sum as provided in my Agreement. I understand that if I fail to make an election, or if the election is terminated, that I will be deemed to have elected settlement of my Restricted Stock Units when such units vest as provided in the Notice of Grant of Restricted Stock Units.

Settlement Date:

Subject to the terms of the Plan and my Agreement, I will receive shares of Stock in settlement of my Award (to the extent vested) within 30 days of the earlier of (i) any Specified Date I have elected below, (ii) the date of my termination of Service or (iii) the date of any Change in Control, as defined in the Agreement.

I understand that:

A Specified Date may be no earlier than January 1 of the second calendar year following the Election Period.

I may (but am not required to) elect a Specified Date, however, if I don’t select a Specified Date, but have completed this Election Form and elected to defer settlement of the Award beyond the date shares of Stock would have been issued upon the vesting of the Restricted Stock Units, I will have made an irrevocable election to defer settlement of the Award until the 30-day period following the earlier of (i) my termination of Service or (ii) a Change in Control.

[_] I elect a Specified Date for 100% of my Award on                      (the “Specified Date”). (please select a date no earlier than January 1 of the second calendar year following the Election Period).

[_] I do not elect a Specified Date (and I understand this means that the Settlement Date will be within 30 days of the earlier of (i) the date I terminate Service or (ii) the date of any Change in Control).

Change of Settlement Date:

I understand that I may make, with the consent of the Company, a subsequent election to further defer settlement of any Restricted Stock Units, and that such an election must be made at least one (1) year prior to my originally selected Settlement Date and I further understand that my newly elected Settlement Date must be at least five (5) years after the date of the originally selected Settlement Date. I further understand that the ability to make such a subsequent deferral election may not be available to me in the future if the Company changes its administration policies to reflect any changes to the applicable law governing deferred compensation.

4. Filing of Election. If I am electing to defer settlement of Restricted Stock Units to be granted during the Election Period beginning on the date of my initial appointment to the Board of Directors of the Company, then this Election Form must be filed with the Chief Financial Officer of the Company within 30 days after the date of my appointment. Otherwise, this Election Form must be filed with the Chief Financial Officer of the Company no later than December 31st of the year prior to the Election Period. No Election Form filed after the deadlines in this Section will be effective.

5. Irrevocability of Election. If I am electing to defer settlement of Restricted Stock Units to be granted during the Election Period beginning on the date of my initial appointment to the Board of Directors of the Company, then this Election Form will become irrevocable after the 30-days beginning on the date of my appointment. Otherwise, this Election Form will become irrevocable as of the commencement of the Election Period.

6. Award is Unfunded. I understand that the Company has not formally funded my Award and that I am considered a general unsecured creditor of the Company with respect to my rights under the Award.

7. Subject to Plan. This Election Form is in all respects subject to the terms and conditions of the Plan and the Agreement. Should any inconsistency exist between this Election Form, the Plan, the Agreement, and/or any applicable law, then the provisions of applicable law, the Plan, the Agreement, and this Election Form will control in that order of priority.

Participant Signature

Date: